Exhibit 99.1
Explanation of Responses:
1. The securities are held directly by (i) Corre Opportunities Qualified Master Fund, LP (9,536,514 shares of Common Stock), (ii) Corre Horizon Fund, LP (2,499,430 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (2,509,528 shares of Common Stock) (collectively, the “Funds”), each of which are clients of Corre Partners Management, LLC (the “Investment Adviser”).  The Investment Adviser has been delegated investment management authority over the assets of the Funds by Corre Partners Advisors, LLC, the general partner of the Funds (the “General Partner”).  Mr. John Barrett and Mr. Eric Soderlund are the co-owners and managing members of the Investment Adviser and the General Partner.
2. Holders of the convertible senior notes may convert their notes at their option at any time prior to the close of business on the business day immediately preceding May 1, 2023, only under the following circumstances: (a) during any calendar quarter commencing after the calendar quarter ending on December 31, 2017 (and only during such calendar quarter), if the last reported sale price of the Issuer's Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (b) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Issuer's Common Stock and the conversion rate on each such trading day; (c) if the Issuer calls any or all of the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or (d) upon the occurrence of specified corporate events. On or after May 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date of August 1, 2023, holders of the convertible senior notes may convert their notes at any time, regardless of the foregoing circumstances.
3. Amount consists of (i) $43,890,080 in principal amount of convertible senior notes held by Corre Opportunities Qualified Master Fund, LP, (ii) $9,850,880 in principal amount of convertible senior notes held by Corre Horizon Fund, LP and (iii) $306,800 in principal amount of convertible senior notes held by Corre Horizon II Fund, LP, in each case excluding any accrued interest, assuming conversion at the initial conversion rate of 46.0829 shares per $1,000 in principal amount of the convertible senior notes.
4. Based on an initial conversion rate of 46.0829 shares per $1,000 in principal amount of the convertible senior notes, which conversion rate is subject to adjustment under certain circumstances as described in the indenture governing the convertible senior notes.
5. Amount consists of (i) warrants held by Corre Opportunities Qualified Master Fund, LP exercisable for 2,550,578 shares of the Issuer’s Common Stock, (ii) warrants held by Corre Horizon Fund, LP exercisable for 1,160,918 shares of the Issuer’s Common Stock and (iii) warrants held by Corre Horizon II Fund, LP exercisable for 1,288,504 shares of the Issuer’s Common Stock.
6. Amount includes shares of the Issuer's Common Stock underlying warrants held by Funds that are subject to limitations on the right to exercise to the extent that after giving effect to such issuance after exercise, any Fund (together with its affiliates), would, when aggregated with all other shares of the Issuer's Common Stock beneficially owned by the Funds and any of their respective affiliates at such time, beneficially own shares of the Issuer's Common Stock in excess of 9.99% of the number of shares of the Issuer's Common Stock outstanding (measured after giving effect to the issuance of shares of Common Stock issuable upon exercise of the warrants).  Additionally, the exercise of the warrants is subject to the terms of the Warrant Waivers (as defined and further described in Amendment No. 2 to Schedule 13D filed by the Investment Adviser and the other Reporting Persons therein on February 15, 2022).